UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2015

Commission File No. 1-14588

NORTHEAST BANCORP

(Exact name of registrant as specified in its charter)

Maine	01-0425066
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

500 Canal Street Lewiston, Maine	04240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 786-3245

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2015, Northeast Bancorp (the “Company”) announced the appointment of Brian W. Shaughnessy as Chief Financial Officer and Treasurer of the Company, effective January 14, 2015. Claire S. Bean will continue as the Company’s Chief Operating Officer.

Mr. Shaughnessy, 31, has worked at KPMG LLP since 2005, most recently serving in the audit practice as Senior Manager from 2012 to 2015, and as Manager from 2010 to 2012.  Mr. Shaughnessy is a certified public accountant and received a B.S. and M.S. in Accountancy from Bentley University.

Pursuant to a letter agreement entered into between the Company and Mr. Shaughnessy in connection with his hiring as the Company’s Chief Financial Officer, Mr. Shaughnessy will receive an annual base salary of $225,000, a bonus of $25,000 with respect to the first 12 months of employment, and an award of 2,500 shares of restricted Company voting common stock that will vest in three equal annual installments beginning on the third anniversary of the grant date.  In addition, Mr. Shaughnessy and Northeast Bank, a wholly owned subsidiary of the Company, entered into Northeast Bank’s standard form of confidential information, non-solicitation and cooperation agreement.

Mr. Shaughnessy is not related by blood, marriage or adoption to any of the Company’s directors or other executive officers.  There are no related person transactions for which disclosure would be required pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, between the Company and Mr. Shaughnessy.

Item 9.01.             Financial Statements and Exhibits

99.1  Press Release dated January 14, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

NORTHEAST BANCORP

By:	/s/ Claire S. Bean
Name:	Claire S. Bean
Title:	Chief Operating Officer

Date: January 14, 2015